Exhibit 23.1

[Letterhead of Deloitte LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated December 1, 2015, relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada's internal control over financial reporting, appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Yours very truly,

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
December 11, 2015